Exhibit 99.2

Big Spring Gathering System
Financial Statements
March 31, 2020

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Big Spring Gathering System
Table of Contents
March 31, 2020

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Big Spring Gathering System
Balance Sheets
(in thousands)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$1,307	$1,652
Accounts receivable	197	—
Accounts receivable from related party	881	22,882
Other current assets	5	14
Total current assets	2,390	24,548
Property, plant and equipment:
Property, plant and equipment	218,583	206,498
Less: accumulated depreciation	(13,669)	(10,349)
Property, plant and equipment, net	204,914	196,149
Rights-of-way	21,732	21,213
Total assets	$229,036	$241,910
Liabilities and Equity
Current Liabilities:
Accounts payable	$7,426	$18,729
Accrued expenses and other current liabilities	250	269
Total current liabilities	7,676	18,998
Deferred tax liabilities	31,061	30,782
Total liabilities	38,737	49,780
Equity:
Contributed capital	214,258	214,258
Accumulated deficit	(23,959)	(22,128)
Total equity	190,299	192,130
Total liabilities and equity	$229,036	$241,910
See accompanying notes to these financial statements.

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Big Spring Gathering System
Statements of Operations (Unaudited)
(in thousands)

	Three Months Ended	Three Months Ended
	March 31, 2020	March 31, 2019
Revenue from affiliate	$4,172	$976
Expenses:
Operating expenses	1,505	1,404
Depreciation	3,320	1,413
General and administrative expenses	1,698	1,542
Total operating costs and expenses	6,523	4,359
Operating loss	(2,351)	(3,383)
Interest expense, net	—	1,009
Other income, net	(27)	—
Total non-operating (income) expenses, net	(27)	1,009
Loss before income tax benefit	(2,324)	(4,392)
Income tax benefit	(493)	(942)
Net loss	$(1,831)	$(3,450)
Comprehensive loss	$(1,831)	$(3,450)
See accompanying notes to these financial statements.

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Big Spring Gathering System
Statements of Equity (Deficit) (Unaudited)
(in thousands)

Balance at December 31, 2019	$192,130
Net loss	(1,831)
Balance at March 31, 2020	$190,299

Balance at December 31, 2018	$749
Net loss	(3,450)
Balance at March 31, 2019	$(2,701)
See accompanying notes to these financial statements.

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Big Spring Gathering System
Statements of Cash Flows (Unaudited)
(in thousands)

	Three months ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(1,831)	$(3,450)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,320	1,413
Deferred income taxes	279	(294)
Changes in assets and liabilities:
Accounts receivable	(197)	—
Other current assets	9	(16)
Accounts payable	3,745	10,205
Accounts receivable/ payable to related party	22,001	(6,970)
Accrued expenses and other current liabilities	(19)	1,010
Net cash provided by operating activities	27,307	1,898
Cash flows from investing activities:
Purchases of property, plant and equipment	(27,133)	(31,596)
Purchases of rights-of-way	(519)	(7,043)
Net cash used in investing activities	(27,652)	(38,639)
Cash flows from financing activities:
Intercompany loan drawdown	—	35,927
Net cash provided by financing activities	—	35,927
Net decrease in cash and cash equivalents	(345)	(814)
Cash and cash equivalents at the beginning of the period	1,652	1,030
Cash and cash equivalents at the end of the period	$1,307	$216
Supplemental disclosures of cash flow information:
Non-cash investing activities:
(Decrease) increase in accrued capital expenditures	$(15,048)	$1,846

See accompanying notes to these financial statements.

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Big Spring Gathering System
Notes to Financial Statements
(Unaudited)

1.	Formation and Description of Business
The Big Spring Gathering System (the "System") is a crude oil gathering system with approximately 350,000 barrels per day throughput capacity located in Howard, Borden and Martin Counties, Texas connecting the Delek US Holdings, Inc. ("Delek Holdings") terminal located near Big Spring, Texas to a third party pipeline system.
The System has historically operated as a component of Delek Holdings and not as a standalone company. Effective March 31, 2020, the principal assets of the System were acquired from Delek Holdings by Delek Logistics Partners, LP ("Delek Logistics") through its wholly owned subsidiary DKL Permian Gathering, LLC ("the Acquisition"). The Acquisition was considered a transaction between entities under common control.
The financial statements have been derived from the Delek Holdings' historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the System, including $17.1 million and $13.3 million of property, plant and equipment currently under construction as at March 31, 2020 and December 31, 2019 respectively, associated with the Midland Connector System that were not acquired in the Acquisition, are included in the financial statements. The statement of operations also includes expense allocations for certain functions historically performed by Delek Logistics on behalf of Delek Holdings and allocated to the System. These functions primarily relate to finance and accounting, legal, information technology, human resources, communications, commercial/marketing services, engineering, environmental, regulatory compliance, health and safety. Costs related to such functions are included in either operating or general and administrative expenses, and have been allocated through the management fee charge. Management believes these allocations are a reasonable representation of the cost incurred for the services provided; however, these allocations may not be indicative of the actual expenses that would have been incurred had the System been operating as a standalone company for the periods presented.

2.	Summary of Significant Accounting Policies and Practices
We have prepared our accompanying financial statements in accordance with the accounting principles contained in the Financial Accounting Standards Board's (“FASB”) Accounting Standards Codification (“ASC”), the single source of United States Generally Accepted Accounting Principles (“GAAP”).
New Accounting Pronouncements Adopted During 2020
ASU 2018-13, Fair Value Measurement - Changes to the Disclosure Requirements for Fair Value Measurement
In August 2018, the FASB issued guidance related to disclosure requirements for fair value measurements. The pronouncement eliminates, modifies and adds disclosure requirements for fair value measurements. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019. We adopted this guidance on January 1, 2020 and the adoption did not have a material impact on our business, financial condition or results of operations.
ASU 2016-13, Financial Instruments - Measurement of Credit Losses on Financial Instruments
In June 2016, the FASB issued guidance requiring the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Organizations will now use forward-looking information to better inform their credit loss estimates. This guidance is effective for interim and annual periods beginning after December 15, 2019. We adopted this guidance on January 1, 2020 using the modified retrospective approach as of the adoption date. The adoption did not have a material impact on our operating results, financial position or disclosures.
New Accounting Pronouncements Not Yet Adopted
ASU 2019-12, Simplifying the Accounting for Income Taxes
In December 2019, the FASB issued guidance intended to simplify various aspects related to accounting for income taxes, eliminate certain exceptions within ASC 740 and clarify certain aspects of the current guidance to promote consistency among reporting entities. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 2020, with early adoption permitted. We expect to adopt this guidance on the effective date and are currently evaluating the impact that adopting this new guidance will have on our business, financial condition and results of operations.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date. The most significant estimates involve (i) the useful lives of property and equipment; (ii) valuation and recoverability of long-lived assets including property and equipment and

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rights-of-way and (iii) calculation of the deferred tax balances. The carrying amounts of our accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short-term nature. Although we believe these estimates are reasonable, actual results can differ from these estimates.
Revenue Recognition
Revenue is measured based on consideration specified in a contract with a customer. We generate revenue by charging fees for gathering, transporting and offloading crude oil. We recognize revenue when we satisfy a performance obligation by providing services to a customer. In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, followed by a series of related accounting standard updates (collectively referred to as “Topic 606”) with the underlying principle that an entity will recognize revenue to reflect amounts expected to be received in exchange for the provision of goods and services to customers upon the transfer of control of those goods or services.
Service revenues are recognized in accordance with Topic 606 as crude oil is gathered, shipped through and delivered by our pipelines to the customer's terminals and storage facilities, as applicable. We do not recognize product revenues for these services, as the product does not represent a promised good in the context of Topic 606. All service revenues are based on regulated tariff rates or contractual rates. All our revenue is from transactions with Delek Holdings, a related party, and do not contain significant financing components.
Cash and Cash Equivalents
We maintain cash and cash equivalents in accounts with large, U.S. financial institutions. Any highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.
Accounts Receivable
Accounts receivable primarily consists of trade receivables generated in the ordinary course of business. Substantially all of our accounts receivables are due from Delek Holdings, a related party. We perform on-going credit evaluations of our customers and generally do not require collateral on accounts receivable. All accounts receivable amounts are considered to be fully collectible. Accordingly, no allowance for doubtful accounts has been established as of March 31, 2020 and December 31, 2019.
Property, Plant and Equipment
Assets acquired in conjunction with business acquisitions are recorded at estimated fair market value in accordance with the purchase method of accounting as prescribed in ASC 805, Business Combinations ("ASC 805"). Other acquisitions of property and equipment are carried at cost. Acquisitions of net assets that do not constitute a business are accounted for by allocating the cost of the acquisition to individual assets acquired and liabilities assumed on a relative fair value basis and shall not give rise to goodwill as prescribed in ASC 805.
Betterments, renewals and extraordinary repairs that extend the life of an asset are capitalized. Maintenance and repairs are charged to expense as incurred.
Land and land improvements are not depreciated and any Construction in progress is not subject to depreciation until the asset is put into use. All other property is depreciated using the straight-line method over management’s estimated useful lives of the related assets. The estimated useful lives are as follows:

	Years	March 31, 2020	December 31, 2019
Construction in progress	N/A	$114,117	$142,106
Land and land improvements	N/A	17,220	11,484
Pipelines, tanks and terminals	15-40	86,697	52,359
Buildings and building improvements	15-40	365	365
Other equipment	3-15	184	184
		218,583	206,498
Accumulated depreciation		(13,669)	(10,349)
Property, plant and equipment, net		$204,914	$196,149
Income Taxes
Income taxes are accounted for under the provisions of ASC 740, Income Taxes ("ASC 740"). This statement generally requires the System to record deferred income taxes for the differences between the book and tax bases of its assets and liabilities, which are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income tax expense or benefit represents the net change during the year in our deferred income tax assets and liabilities, exclusive of the amounts held in other comprehensive income.
ASC 740 also prescribes a comprehensive model for how companies should recognize, measure, present and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return and prescribes the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

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The System does not file a separate United States federal income tax return. Our results of operations are included in the consolidated return of Delek Holdings. However, the provisions of ASC 740 have been followed as if we were a stand-alone entity, with the exception of net operating losses utilized by the consolidated group under the benefits for loss allocation method.

3.	Commitments and Contingencies
In the ordinary conduct of our business, we are from time to time subject to lawsuits, investigations and claims, including environmental claims and employee-related matters. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, including civil penalties or other enforcement actions, we do not believe that any currently pending legal proceeding or proceedings to which we are a party will have a material adverse effect on our financial statements.
Commitments
Delek Logistics manages the System's long-term capital project on behalf of Delek Holdings pursuant to a construction management and operating agreement (the "DPG Management Agreement") for the construction of a 250-mile gathering system in the Permian Basin (the "Delek Permian Gathering Project"). Delek Logistics is also considered the operator for the project and will oversee functions such as oversight of project design, procurement and construction of project segments and provide other related services which are for the benefit of the System. Total fees paid to Delek Logistics by Delek Holdings on behalf of the System for the three months ended March 31, 2020 and 2019 were $0.9 million and $1.9 million, respectively, and are recorded in General and administrative expenses in the System's statement of operations.
Contingencies
We are subject to extensive federal, state and local environmental and safety laws and regulations enforced by various agencies, including the Environmental Protection Agency, the United States Department of Transportation, the Occupational Safety and Health Administration, as well as numerous state, regional and local environmental, safety and pipeline agencies. These laws and regulations govern the discharge of materials into the environment, waste management practices and pollution prevention measures, as well as the safe operation of our pipelines and the safety of our workers and the public. Numerous permits or other authorizations are required under these laws and regulations for the operation of our business, and may be subject to revocation, modification and renewal.
These laws and permits raise potential exposure to future claims and lawsuits involving environmental and safety matters, which could include soil and water contamination, air pollution, personal injury and property damage allegedly caused by substances which we handled, used, released or disposed of, transported, or that relate to pre-existing conditions for which we have assumed responsibility. We believe that our current operations are in substantial compliance with existing environmental and safety requirements. While it is often difficult to quantify future environmental or safety related expenditures, we anticipate that continuing capital investments and changes in operating procedures will be required to comply with existing and new requirements, as well as evolving interpretations and more strict enforcement of existing laws and regulations.
Releases of hazardous substances into the environment could, to the extent the event is not insured, subject us to substantial expenses, including costs to respond to, contain and remediate a release, to comply with applicable laws and regulations and to resolve claims by third parties for personal injury, property damage or natural resources damages.
We are not currently a party to any legal or regulatory proceedings, the resolution of which could have a material adverse effect on our business, financial condition or results of operations..

4.	Related Party Transactions
Revenues from affiliates consist primarily of revenues from gathering, transportation and offloading services provided primarily to Delek Holdings based on regulated tariff rates or contractually based fees.  We are required to reimburse Delek Holdings for capital expenditures, direct or allocated costs and expenses incurred by Delek Holdings on behalf of us and for charges Delek Holdings incurred for the management and operation of our assets, including a management fee for various centralized corporate services, which are included in general and administrative expenses. As discussed in Note 5, Delek Holdings files consolidated federal and state income tax returns and pays income taxes on behalf of the system. Subsequent to November 2019, we began using working capital funding provided by Delek Holdings to settle our accounts payables.
Prior to November 2019, our capital expenditures were funded through capital contributions and intercompany loans from Delek Holdings. On  November 2, 2018, the System was allocated a $275 million intercompany note payable to Delek US Energy, Inc, a subsidiary of Delek Holdings, with a 5% interest rate and was due and payable on November 2, 2025. The intercompany loan agreement was terminated in November 2019 and the outstanding balance of $204.9 million, including interest of $5.9 million and principal of $199.0 million, was forgiven by Delek Holdings and is accounted for as a capital contribution.
Our policy is to net all amounts due to/from Delek Holdings, not formalized in an agreement outlining payment terms and associated interest, in accounts payables/receivable from related party on the balance sheet.  Such related party balances are settled semi-annually and are considered part of our recurring operating activities.

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5. Income Taxes
Under ASC 740, Income Taxes (“ASC 740”) we used an estimated annual tax rate to record income taxes for the three months ended March 31, 2020 and 2019. Our effective tax rate was 21.2% and 21.4% for the three months ended March 31, 2020 and 2019, respectively. The difference between the effective tax rate and the statutory rate is generally attributable to permanent differences and discrete items. The change in our effective tax rate for the three months ended March 31, 2020 as compared to the three months ended was March 31, 2019 was primarily due to changes in state income taxes.
Delek Holdings files consolidated federal and state income tax returns and current income tax payments for the System are paid by Delek Holdings. Therefore, any current income tax receivables are included in accounts receivable from related party. As of March 31, 2020 and December 31, 2019, income taxes receivable of $37.3 million and $36.6 million respectively was included in accounts receivable from related party in the accompanying balance sheet. Taxes that are determined on a consolidated basis apply the “benefits for loss” allocation method; thus, tax attributes are realized when used in the combined tax return to the extent that they have been subject to a valuation allowance. On a separate company basis, the System's income tax expense would not be meaningful as DKL Permian Gathering, LLC and Delek Logistics are both non-taxed, flowthrough entities.
On March 27, 2020, the president of the United States signed the Coronavirus Aid, Relief, and Economic Security (CARES) Act into law. The Act includes several significant provisions for corporations, including the usage of net operating losses, interest deductions and payroll benefits. There was not a material impact on the financial statements as of and for the three months ended March 31, 2020 as a result of the enactment.

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